Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated March 27, 2024, with respect to the financial statements of Allspring Government Money Market Fund and Allspring Heritage Money Market Fund, two of the funds comprising Allspring Funds Trust, as of January 31, 2024, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus/Information Statement.

Boston, Massachusetts
June 7, 2024